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                                                                  EXHIBIT 10.18

Version of 04.06.2000

                       TECHNOLOGY AND TRADEMARK AGREEMENT

            Technology and Trademark Agreement (this "Agreement") dated as of June 6, 2000, between Webhelp.com Inc., a Delaware corporation ("Webhelp"), and Webhelp S.A., a French societe anonyme to be incorporated (the "Company").

                              W I T N E S S E T H :


            WHEREAS Webhelp has developed an integrated solution for the provision of certain real-time human assistance network services and is ready, willing and able to provide access to such network and make available certain related know-how regarding such network services to Company;

            WHEREAS Webhelp currently maintains a Web site and provides certain real-time human assistance and related services in the English language;

            WHEREAS Webhelp has verified that its real time human assistance solution can be technologically customized in the French language;

            WHEREAS the Company desires to establish a Web site and to provide similar services in the French language;

            WHEREAS the parties intend to build a relationship based on flexibility and cooperation to allow Company to adapt to local markets, cultures and legal environment;

            WHEREAS simultaneously herewith, Webhelp and the Company are entering into a services agreement (the "Services Agreement") whereby Webhelp is providing certain services to the Company in connection with the Company's business;

            WHEREAS Webhelp and the Company desire to enter into an agreement whereby Webhelp shall license certain technology and access to certain of Webhelp's computer systems to the Company and the parties agree to co-own the Trademark for the territory of France;

            WHEREAS the services contemplated by the parties need to evolve to serve Company's clients in the spirit of assistance over the Internet or any other network, including wireless networks, that may come into existence in the course of this Agreement, provided such evolution is reasonably feasible taking into account costs and technological constraints;

            WHEREAS Company desires to enter in this Agreement and agrees to the fees herein provided in consideration of the quality, reliability and evolution of the services;

            WHEREAS Webhelp and Company have entered in a shareholders agreement and contemplate an initial public offering of Company's stock on the Paris stock exchange as early as



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practicable taking into account Company's financial situation and market conditions on the Paris stock exchange;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and set forth in the Services Agreement, the parties hereto hereby agree as follows:


                                   ARTICLE 1.
                                   DEFINITIONS



1.1.  DEFINITIONS

      In this Agreement, the following terms shall have the following meanings:

      "AGREEMENT" means this agreement, and all schedules attached to this Agreement, in each case as they may be amended or supplemented from time to time. Unless otherwise indicated, references to Section and Sections are to Section and Sections in this Agreement;

      "API" has the meaning attributed in Schedule I;

      "APPROVED BUSINESS SERVICES" means real-time on-line human assistance services provided by the Company or its approved independent contractors in the French language to third parties pursuant to an agreement approved in writing. Approved Business Service may also mean any new services unrelated to real time online human assistance services which Webhelp may develop and which, at its discretion, it may make available to Company under this Agreement.

      "BUSINESS DAY" means any day, other than Saturday, Sunday or any statutory holiday in the State of New York;

      "COMPETITIVE BUSINESS" means engaging in any outsourced customer relations services, Internet Search, general interest Internet portal (such as Yahoo!, MSN, AOL or Excite);

      "CONFIDENTIAL INFORMATION" has the meaning attributed to that term in
      Section 8.1;

      "CONTENT" means the informational, literary, artistic or other content on the French Site or the English Site and which is not necessary for the performance of human-assisted Internet searches by users in the ordinary course;

      "DATA" has the meaning attributed to that term in Section 2.4.

      "ENGLISH SITE" means Webhelp's Web site currently located at the URL www.webhelp.com.


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      "FORCE MAJEURE" means any cause of any kind whatsoever not reasonably within the control of a party and includes, without limitation, acts of God and the public enemy; the elements; fire; accidents; vandalism; sabotage; power failure; failure, delay or disruption of transportation facilities; inability to obtain, or curtailment of supplies of, materials, equipment, computer software (other than the Software) or labor required to perform or comply with any obligation or condition of this Agreement; strikes, lockouts or any other industrial, civil or public disturbances; any laws, orders, rules, regulations, acts or restraints of any government or governmental body or authority, civil or military, including the orders and judgements of courts, breakdowns or accident to communication networks or equipment (e.g. network failure, viruses, etc.) if and only if such breakdowns or accident to equipment are unforeseeable, unpreventable and beyond a party's control;

      "FRENCH SITE" means the French language version of the English Site proposed to be established by the Company located in France and having the domain name designation Webhelp.fr.

      "FRUSTRATED PARTY" has the meaning attributed to that term in Section
      14.1;

      "GOING CONCERN" means reaching, for fiscal year 2003, and any year thereafter a minimum annual amount of sales revenues of US$1,000,000.00 (one million dollars).

      "MATERIALS" means the Software, and Webhelp's Facilitator Handbook (in English);

      "LICENSE" has the meaning attributed to it in Section 2.1;

      "ON-LINE" means any connection to a network known or unknown;

      "PERSON" means any individual, partnership, limited partnership, syndicate, sole proprietorship, Company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

      "SERVICE PLATFORM" means Webhelp's service platform used to process certain aspects of Webhelp's human assistance services as more specifically described on Schedule II.

      "SOFTWARE" means machine-readable versions of the software application programs developed by Webhelp as more particularly described in Schedule I, and includes upgrades and new versions;

      "SOFTWARE SUPPORT" has the meaning attributed to that term in Section 4.1;

      "TECHNOLOGY TRANSFER" has the meaning attributed to that term in subsection 7.7.1;

      "TERMINATION EVENT" has the meaning attributed to that term in Section
      7.2;


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      "TERMINATION NOTICE" has the meaning attributed to that term in Section
      7.3;

      "THIRD PARTY CONSENTS" has the meaning attributed to that term in Section 12.2;

      "TRADEMARK" means the Webhelp-TM- trademark.

      "WEBPAGE TEMPLATES" has the meaning attributed to that term in Schedule I.


                                   ARTICLE 2.
                                     LICENSE

2.1.  GRANT OF LICENSE

      Webhelp grants to the Company a non-transferable License (the "License") to do any of the following:

      2.1.1. to copy the Software onto the memory storage facility incorporated in the central processing unit of computer hardware owned or leased by the Company or independent contractors of the Company approved by Webhelp (the "Designated Hardware");

      2.1.2. to load the Software into the random access memory of the Designated Hardware or components connected thereto by means of a local area network, if any;

      2.1.3. subject to Section 2.2., to use, or permit approved independent contractors to use, the Software;

      2.1.4. to access the Service Platform to perform the functions described in Schedule II, it being understood that the Service Platform is under Webhelp's control and such use is by way of Webhelp providing the technology applications and backbone to the French site;

for the purposes of providing real-time human-assisted Internet search services to users of the French Site and providing Approved Business Services only and for no other purpose.

2.2.  APPROVAL OF INDEPENDENT CONTRACTORS

      The Company may, with Webhelp's prior written consent, which shall not be unreasonably withheld, retain independent contractors to provide real-time human assistance services, provided that such contractors shall have entered into a form of non-disclosure and other protective agreements substantially similar in substance to the non compete/protective provisions of Webhelp's standard Internet Services Agreement attached hereto as Schedule III.

2.3.  RESTRICTIONS ON USE

      The Company:


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      2.3.1. shall not reproduce any of the Materials in whole or in part in any way except, in the case of the Software, for backup or archival purposes and as necessary to use the Software, provided that all such copies shall contain all trademark, copyright and other proprietary legends of Webhelp on the Software so copied.

      2.3.2. may use the Software on backup computer equipment when the Designated Hardware or an associated unit required for use of the Software is temporarily inoperable until operable status is restored and processing on the backup equipment is completed.

      2.3.3. shall take appropriate action, by instruction, agreement or otherwise, with any individuals permitted access to any of the Materials so as to enable the Company to satisfy the Company's obligations under this Agreement. The Company shall deliver to Webhelp any evidence of the Company's compliance with this Section reasonably requested from time to time by Webhelp and the Company shall perform or refrain from performing, as the case may be, such actions for the protection of the Materials as Webhelp may from time to time reasonably require.

      2.3.4. shall not copy (except as permitted by Section 2.1), modify, alter, disassemble, decompile, translate or convert into human readable form, or reverse engineer, all or any part of the Software and shall not use all or any part of Materials to develop any derivative works or any functionally compatible or competitive software; notwithstanding the foregoing, Company shall be authorized to translate and customize the Webpage Templates, API, and documentation to the extent necessary to create the French site and such customization shall be considered a derivative work for the purposes of copyright law. In addition, if reasonable with respect to cost, time and effort, certain functions of the Service Platform may be modified to conform to French requirements such as payment processing and database utilization so long as such modification can be carried out with no disruption or alteration of Webhelp's current service; and

      2.3.5. shall not sell, lease, rent, License, sub-License, transfer, market, distribute, redistribute, or otherwise part with all or any part of the Materials or any copies of the foregoing, in any manner or in any form not expressly permitted by this Agreement.

2.4.  TITLE TO THE MATERIALS

      All right, title and interest in and to and ownership of the Materials and all copies thereof at all times remain with Webhelp and its third party licensors, and the Company shall acquire no right, title or interest in or to all or any part of the Materials or to copies thereof, except the right to use the Materials in accordance with the terms of this Agreement. Title to the medium containing the Software delivered to the Company shall remain with Webhelp. Subject to Section 7.7., the Company agrees that it shall not, at any time during or after the termination of this Agreement, contest or challenge Webhelp's interest in the intellectual property rights in all or any part of the Materials.

      All right, title and interest in and to and ownership of the all credit card information, personal data such as e-mail addresses and user names, etc. collected on or via the French site


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(the "Data") remain at all times the property of the Company and Webhelp shall acquire no right, title or interest in or to all or any part of the Data.Webhelp is hereby granted the right to store the Data and to access high level Data only for statistical purposes; Company's prior written consent being required before Webhelp may disclose such statistics to third parties.

      The parties agree to fully cooperate with each other with regards to registration with local data protection authorities and compliance with local data protection laws in relation to the services to allow Company to provide the services. Additional costs incurred by Webhelp under the foregoing shall be borne by Company after the initial 12 month start-up period commencing on the date of signature of this Agreement.

2.5.  TITLE AND RESTRICTIONS TO THE TRADEMARK

      Both Webhelp and Company shall be co-owners of the Trademark for the territory of France, each party having a 50% interest in the Trademark. Webhelp and Company shall file an application to register the Trademark as co-applicants/co-registrants for the territory of France in connection with the Approved Business Services. Webhelp and Company agree that the following terms and conditions shall apply to the Trademark co-ownership.

      2.5.1. Subject to Section 7.9, the Company shall have the exclusive right to use the Trademark in the territory of France for the term of this Agreement provided such use is restricted to a use in connection with the Approved Business Services and the French Site.

      2.5.2. Company shall obtain Webhelp's prior written approval not to be unreasonably withheld with respect to the overall representation of the Trademark as it will be used generally in advertising and promotional materials both during this Agreement and after termination and this Subsection 2.5.2. shall survive the termination of this Agreement;

      2.5.3.  Upon the natural expiration of this Agreement or pursuant to
              Article 7, the parties agree that the buy out provisions of
              Section 7.9. shall apply with respect to the disposition of the Trademark for future use in France;

      2.5.4. Webhelp has filed a Community Trademark Application and agrees that for the duration of this Agreement, it shall not enforce its rights as against the Company under that registration with respect to the territory of France.

      2.5.5. Company and Webhelp agree that Company shall register the domain name Webhelp.fr and that no other Webhelp domain names or URL's shall be registered by Company.

      2.5.6. Company can market its services in French speaking territories outside of France (excluding Quebec). However, notwithstanding the foregoing any promotion of the French Site or its business utilizing the Trademark outside of France must be approved in advance by Webhelp and such promotion must be aligned with any promotional efforts carried on by Webhelp or its licensee's in such French


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              speaking territories. Such promotional efforts with respect to its services outside of France in French speaking territories may include the creation or co-involvement in a portal site utilizing the French speaking country's domain designation, provided such site is owned by Webhelp and provided further that any development of such site is subject to the prior approval and control of Webhelp.

      2.5.7. So long as Webhelp does not actively promote itself in France, nothing in this Agreement prevents Webhelp from servicing any French company with respect to its English language service and such servicing shall not be construed as an infringement of any of the rights granted to Company hereunder.

      2.5.8. So long as Company does not actively promote itself in territories where Webhelp has established its services, nothing in this Agreement prevents Company from servicing any company with respect to its French language service and such servicing shall not be construed as an infringement of any of the obligations provided hereunder.


                                   ARTICLE 3.
                         WEBHELP AND COMPANY OBLIGATIONS

3.1.  EXCLUSIVITY

      Webhelp shall not, nor shall Webhelp license to any third parties the right to, use the Materials or the Service Platform during the term of this Agreement for the purpose of operating a French language version of the English Site, nor provide assistance or services in the French language to any individual, business clients, non governmental organizations or governmental bodies; nor shall Webhelp acquire any stock in a Company based in a French-speaking territory whose principal activity directly competes with Company's Approved Business Service Notwithstanding the foregoing or anything to the contrary in this Agreement, Webhelp shall be entitled to service Canadian national companies in the French language to whom it also provides English language services.

      Furthermore, Company agrees that it will not promote itself and its services to any Canadian or Quebec companies but Company may provide French language services to such companies if approached by such unsolicited companies. Webhelp also agrees to pass any French language only business leads to Company arising in the Canadian marketplace.

3.2.  DELIVERY OF SOURCE CODE AND TECHNICAL INFORMATION

      Webhelp shall deliver to the Company copies of the source code for the Software as well as all other technical information needed for the operation of the Service Platform upon the following:

      (a)   In the event of a final determination of bankruptcy of Webhelp;


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      (b)   In the event, Webhelp and Company fail to re-negotiate the Agreement and Services Agreement, and Company requests the Technology Transfer pursuant to Section 7.7.

Webhelp further agrees to deposit in escrow with a mutually agreed upon third party, a copy of the Software as well as other technical information needed for the operation of the Service Platform and any and all updates, upgrades and new versions of same, and name Company as a beneficiary under the escrow agreement which shall provide for the aforementioned triggering events.



3.3.  MAINTENANCE OF BRAND-NAME

      Both parties shall use reasonable commercial efforts to maintain and preserve the integrity and value of the Trademark/brand name.

3.4.  MAINTENANCE OF FRENCH SITE

      The Company shall maintain the French Site and the other services provided by the Company in accordance with the quality and training procedures communicated by Webhelp to the Company in writing and otherwise with at least the same quality as the English Site.

3.5.  BUSINESS CLIENTS

      Both parties agree to closely collaborate through quarterly meetings to maximize cross-selling opportunities and therefore agree to:

      3.5.1. exchange market and marketing information;

      3.5.2. disclose, where legally permitted, to each other the name and key information regarding all new clients; and

      3.5.3. provide each other with business leads and contacts, prospective and current client background information, negotiated terms and conditions with third party vendors and service providers, and technical requirements for Business to Business services.

      3.5.4. In the event one party provides the other party with a business lead which leads to a separately signed contract with that business lead, then such lead or client shall be considered owned by that party giving the lead for the territory or language which the agreement covers. Excluded from this provision are any sub-contracting deals between the parties where one acts as agent or provides services to the other for a client.

3.6.   MARKETING BUDGET

      The Company shall submit annual marketing budgets for Webhelp's written approval, the first such budget being attached hereto as Schedule IV. Beginning with the budget for 2001, such budgets shall be submitted to Webhelp in reasonable detail at least 30 days before the


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beginning of the year to which they relate. The Company agrees to make the expenditures on marketing set forth in such approved annual budgets, or if no such annual budget has been approved for the year, then the prior year's budget, adjusted for general inflation in France, shall be utilized as the current year budget. In any event, any such committed marketing budget may be modified in the event of market fluctuations and Company's financial soundness.



3.6   RESTRICTIONS ON THE BUSINESS

      Both parties agree to abide by all applicable laws in the course of performance of this Agreement, including occupational health rules, and shall not place or cause to place on the website illegal or otherwise offensive content.

      In addition, Webhelp commits to developing and adopting as soon as possible a code of practice to the effect of ensuring that similar restrictions are imposed on Webhelp, Webhelp's licensees and webcenter subcontractors.

3.7   COOPERATION AND TECHNICAL DEVELOPMENT COOPERATION

Both parties agree to cooperate in good faith during the course of performance of this Agreement and, particularly, with regards to technical modifications and evolutions.

To that end, the parties agree that a Technical Steering Committee shall be formed to:

(i) review local business opportunities and evaluate their impact on the service platform;

(ii)  review and find solution to technical problems;

(iii) assess technical evolutions, their desirability and feasibility;

(iv) plan and monitor technical evolutions and to provide adequate training, hardware requirements for the upgraded technology; and

(v) review services quality as provided in a quality insurance plan to be developed between the parties as soon as possible after execution of this Agreement and subsequently incorporated herein and made an integral part to the foregoing. The quality insurance plan shall set out more specific criteria than is currently set out under this agreement to deal with the effectiveness of communications between the parties and the level of service provided under the Services Agreement and this Agreement.

The Technical Steering Committee shall include a project manager for each party, and such other participants as deemed appropriate and reasonable by each party. The parties may request external persons to attend meetings, subject to the provisions of confidentiality as set forth in this Agreement. The Steering Committee shall meet as required whenever called by one of the parties but no less that once every six months. Minutes of meetings shall be jointly prepared by the


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parties and such meetings may be held by telephone. Minutes will be expressly approved within 2 weeks after the meeting.

In addition, Webhelp agrees to have Company sit on any evolution committee to fulfill the aforementioned close cooperation obligation.

7.9   RIGHT OF FIRST REFUSAL

      In the event that during the Term of this Agreement, Webhelp commences to entertain offers from potential third party licensees in other European territories for other language versions (non-French/non-English) of the English Site and the right to carry on Approved Business Services, then Webhelp agrees to offer Company the right to make the first bid for such license ("First Refusal Rights"). Webhelp shall send written notice to Company signifying its intention to negotiate with potential European licensees for a particular territory/language. Company shall respond within 15 business days with an offer for such European territory. Webhelp may reject such offer, if in Webhelp's opinion, acting reasonably and in good faith, the Company's offer is not in the best interests of Webhelp's shareholders. Nothing in this Section shall prevent Webhelp from operating within other European territories itself or from licensing other language versions of the English Site to licensees located outside of Europe. In addition, Companies First Refusal Right will be granted only once for each European country in respect of which Webhelp entertains a bid.


                                   ARTICLE 4.
                                SOFTWARE SUPPORT

4.1.  AGREEMENT TO PROVIDE SOFTWARE SUPPORT

      In addition to the services provided by Webhelp pursuant to the Services Agreement, Webhelp shall provide to the Company support in the implementation and operation of the Software by way of support services for no additional fees, except for reimbursement of travel and living expenses after the initial 12 month start-up period.


                                   ARTICLE 5.
                                      FEES

5.1.  LICENSE AND SERVICE FEES

      5.1.1. In respect of the services rendered pursuant to the Software Support and the License:

            5.1.2. during the first 12-months of the Initial Term, the Company shall pay to Webhelp US $1,500,000 in cash (the "Initial Payment"), 60 days after the launch of the


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      French site or no later than December 24th, 2000 by wire transfer to an account designated by Webhelp;

            5.1.3. Company shall pay to Webhelp a cash fee (the "Ongoing Payments") calculated in the following manner:

            (i)   For the initial 12 month period: 0% of Gross Revenue;

            (ii) For the following 12 month period (second year): 2% of Gross Revenue;

            (iii) For the following 12 month period (third year): 2% of Gross
                  Revenue;

            (iv) For the following 12 month period (fourth year): 1% of Gross Revenue.

Gross Revenue shall be defined as the total consideration actually received by Company or accruing to the benefit of the Company in accordance with French GAAP and in accordance with the annual financial statements prepared by Company for its shareholders. Without limiting the generality of the foregoing, consideration can include non-monetary consideration provided such non-monetary consideration can be valued monetarily. Company shall have the obligation to account and remit to Webhelp the Ongoing Payments set out above, 15 days following each month end.

7.9   RIGHT TO AUDIT

      During the Term of this Agreement and for two (2) years thereafter, Company agrees to keep all usual and proper records and books of account and all usual and proper entries relating to Company's revenue and Webhelp shall have the right at its own cost to cause an audit and/or inspection to be made of the applicable records and books in order to verify statements issued by Company and Company's compliance with the terms of this Agreement. Any such audit shall be conducted by an independent certified public accountant selected by Webhelp (other than on a contingent fee basis). Any audit and/or inspection shall be conducted during regular business hours at Company's facilities with reasonable notice. Such audits shall be made no more often than once every quarter (3 months).





5.3.  TAXES

The fees referred to in this Section 5 do not include any taxes. Webhelp agrees to indemnify Company against any and all tax liability arising out of any applicable withholding tax due on payments made by Company to Webhelp under the foregoing Agreement. In the event that Webhelp instructs Company to withhold such withholding tax from payments due to Webhelp, then liability for Company's failure to comply with such request shall not be indemnified.


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                                   ARTICLE 6.
                                    UPGRADES

6.1.  UPGRADES AND NEW VERSIONS

      Webhelp shall provide to the Company copies of all upgrades and new versions of the Software as they are made available by Webhelp.

      Webhelp shall give due consideration to Company's requests for upgrades and new developments and shall closely associate Company to the decision process for upgrades and new versions development

      In addition, Company may request that Webhelp provide specific development services, particularly regarding wireless technology. Webhelp agrees to consider such requests, and if reasonably feasible to develop such new technology taking into account Webhelp's resources, cost of development, and state of existing technology, enter into a development agreement with Company which will apportion cost and ownership of any such new technology platform. Webhelp agrees to use reasonable best efforts to address quickly and in good faith any such request.

Notwithstanding the foregoing, Webhelp may independently develop technology applications not related to the Service Platform and the Approved Business Services with respect to which it is under no obligation to license to Company.


                                   ARTICLE 7.
                              TERM AND TERMINATION

7.1.  TERM

      Subject to Section 7.2, the term of this Agreement shall commence on the date set out on the first page of this Agreement and continue for 4 years thereafter.

7.2.  TERMINATION EVENTS

      This Agreement shall terminate on the occurrence of any of the following events (a "Termination Event"):

      7.2.1. at Webhelp's option, if the use of the Materials or the Service Platform by the Company exceeds the scope of the License conferred by
      Article 2;

      7.2.2. at Webhelp's option, if the Company makes any attempt to assign, sub-License or otherwise transfer any of its rights under this Agreement other than in accordance with this Agreement;

      7.2.3. upon the bankruptcy, insolvency, or dissolution of the Company or Webhelp;


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      7.2.4. at Webhelp's option, if within 2 months of the launch of the French
      Site the Company shall not have obtained at least US $10 million (amount encompassing all amounts raised by Company before such time) in available financing, the proceeds of which are to be used solely to fund the implementation of the Webhelp business plan in the French language;
      Webhelp agrees to waive such termination event if the aforementioned financing is not obtained due to substantial deterioration from the date of the letter of intent signed between the parties on March 30, 2000 of the Paris stock exchange and the Nasdaq Stock Market;

      7.2.5. at Webhelp's option, if the Company should cease to be a Going Concern provided that Company at such time, is not publicly traded (during which time this subsection 7.2.5. shall be deemed waived);

      7.2.6. in the event the Shareholders Agreement is terminated or Webhelp is no longer a shareholder, the sale, transfer or granting of Shares to any entity involved in a Competitive Business or a merger, amalgamation with an entity involved in a Competitve Business; or

      7.2.7. at either party's option, where the other party fails to perform or is otherwise in breach of its material obligations under the Agreement. Failure by Company to pay either the Initial Payment or the Ongoing Payments shall be considered a material breach.

7.3.  TERMINATION NOTICE

      Upon the occurrence of a Termination Event, a party may deliver to the other a notice setting out the Termination Event. The party receiving this notice shall use reasonable commercial efforts to remedy the Termination Event as soon as possible. Except in the case of Section 7.2.4, if this party has not cured the Termination Event within thirty (30) days after receipt of the notice but has used reasonable commercial efforts to do so, this party shall be granted a reasonable time (of ninety (90) days following the date of notice of the Termination Event) in which to cure the Termination Event. If the receiving party does not take such steps within such thirty (30) day period or fails to cure the Termination Event within the cure period, then the initiating party may exercise its option to terminate this Agreement pursuant to this Section 7.3 by delivering a notice of termination (a "Termination Notice") to the other party. Such Termination Notice shall terminate all of that party's obligations arising pursuant to this Agreement subsequent to the date of the Termination Notice except as provided in Section 7.5.

7.4.  EFFECT OF TERMINATION

      If this Agreement is terminated pursuant to Section 7.3, (i) the Company shall immediately return to Webhelp all copies of and media containing the Materials, (ii) the Company shall erase any copy of the Software copied onto the Designated Hardware for installation purposes and erase all back-up and archival copies of the Software; and (iii) Company shall lose its exclusivity rights to the use of the Trademark in France under this Agreement and company's 50% interest in the Trademark for France shall automatically revert to Webhelp at no cost. The termination of this Agreement shall not limit either party from pursuing any other remedies


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available to it, including injunctive relief, nor shall such termination relieve the Company from its obligation to pay fees accrued prior to the termination. Notwithstanding the foregoing, Section 3.2 (a) and Section 7.9.3 shall apply with respect to a bankruptcy of Webhelp (e.g. transfer of source code/technology information and transfer or 50% ownership interest in the Trademark for France at no additional cost). Furthermore, in the event of a termination of this agreement due to a material breach of this Agreement by Webhelp, then the Trademark buy out provisions set out in Section 7.9. shall apply.

7.5.  SURVIVAL

      On termination of this Agreement, all the provisions of this Agreement shall cease to apply as of the date of the termination except for the following:

      7.5.1.  Section 2.3. - Restrictions on Use

      7.9.5.  Section 2.4. - Title to Material

      7.9.6.  Section 5.2. - Right to Audit

      7.5.4.  Section 7.4. - Effect of Termination

      7.5.5.  Section 7.5 - Survival

      7.5.6.  Article 8 - Confidential Information

      7.5.7.  Article 9 - Warranty, Limitation of Liability, Indemnity

      7.5.8.  Article 10 - Intellectual Property and Proprietary Right
              Infringement

      7.5.9.  Section 2.5. and 7.9. - Trademark

      7.9.5.  Section 7.8. -  Non Compete

      7.9.6.  Article 11 - Assignment

      7.9.7.  Article 14 - Force Majeure

      7.9.8.  Article 15 - Jurisdiction





7.6.  RE-NEGOTIATION RIGHTS

      Prior to expiration of this Agreement, either party may request the negotiation of new agreements related to the subject matter of this Agreement and the Services Agreement and proceed with such negotiation in the following manner:

      7.6.1. no later than 6 months prior to expiration and the parties agree to hold such negotiation in such a manner as to properly determine whether a new agreement and proposed new terms are mutually beneficial to both parties; or

      7.9.5. Upon the adoption of a formal resolution by the Company's board of directors to authorize the commencement of an initial public offering process, the Company may request that the parties meet and Webhelp agrees to meet to determine whether any of the terms and conditions of the Agreement may be amended with a view to increasing the likelihood of Company completing a successful public offering.

      7.9.6. If a negotiation takes place as a result of the exercise of subsections 7.6.1 and/or 7.6.2. the parties agree to negotiate in good faith with a view to arriving at appropriate fees and term for any new agreement, and to base such negotiations on the principles and rates discussed by Webhelp in arriving at the fees for this Agreement and the Services Agreement;

      7.9.7. The parties agree to cooperate towards finding a mutually satisfying agreement within a period of 3 months starting from the starting date defined under subsection 7.6.1. and 7.6.2.;

      7.9.8. Notwithstanding any of the foregoing, nothing in this Agreement shall be construed as obligating either party to amend this Agreement.

7.7.        FAILURE TO RE-NEGOTIATE

            If the parties fail to re-negotiate a new Agreement pursuant to subsection 7.6.1. within the 3 month period outlined in subsection 7.6.4., the parties shall enjoy the following rights:



      7.9.5. Company shall have the right to request that Webhelp make available at no additional cost to Company, Webhelp's technology information relating to the Service Platform as defined in this Agreement (the "Technology Transfer"), including any and all proprietary source code, know-how, designs and generally all technical information necessary to perform the services provided by Webhelp under the services agreement and for the purposes of duplicating the Service Platform. In addition, specifically excluded from this subsection 7.7.1. are any third party licensed applications utilized by Webhelp in the Service Platform or otherwise.

      7.9.6. Company may choose to have Webhelp provide access to its technology application in a third party arrangement wherein Company pays Webhelp on a usage basis (e.g. an Application Service Provider ("ASP") model). Notwithstanding the fact that Webhelp may not function as an ASP, this ASP service will be offered to Company at the current market value for equivalent services. Company agrees to purchase or implement any technology required to keep current with Webhelp's current technology application and Webhelp agrees to provide Company a reasonable period of time to make any such transition.

      7.7.3. If Company does not pursue the courses of action set out in 7.7.1 or 7.7.2., Webhelp shall have the right to acquire all outstanding shares in the Company at fair market value including without limitation, the value of the Agreement, Company's interest in the Trademark, and the Services Agreement. The process of agreeing on the valuation of the shares shall follow the method set out in the Shareholders Agreement. Webhelp shall notify Company and the other shareholders of Company of its desire to exercise the option to acquire all the shares within 21 days of the end of the 3 month period of negotiation set out above and the parties agree that the shares shall be transferred before the termination of the Agreement;

7.8.        NON-COMPETE

            The parties agree to the following non-compete conditions following termination of this Agreement based upon either Subsection 7.7.1. or
      7.7.2. being invoked:

      7.8.1. In the event the Technology Transfer set out in subsection 7.7.1. is requested by Company, Webhelp expressly agrees not to compete with Company by providing a French language version of the English Site or providing the Approved Business Services in the French language for a period of 24 months from the date the Technology Transfer is completed and Company agrees that its utilization of the Technology Transfer and/or its provision of Approved Business Services shall be for the French language only for a period of 24 months from the date of Technology Transfer without geographical limitations. Furthermore, Company agrees that during such period of time it will not try to compete indirectly by licensing or selling any parts or materials related to the Technology Transfer to any third parties (or related parties) that may have the effect of enabling such third parties to provide versions of the Approved Business Services in languages other than French;

      7.9.5. In the event Company requests that Webhelp act as an ASP pursuant to Section 7.7.2., Webhelp expressly agrees not to compete with Company by providing a French language version of the English Site or the provision of Approved Business Services in the French language for a period of 12 months from the date that the ASP arrangement commences. Company agrees that so long as it utilizes Webhelp as an ASP, it shall provide the Approved Business Services in the French language only and may not operate an English language version of the French Site;

      Notwithstanding the foregoing, the non-compete provisions set out above shall not apply with respect to existing business to business customers of each party, at the time the Agreement terminates, that desire servicing in other languages. The parties further agree that the non-compete provisions set out above shall apply to any entities in which either party either directly or indirectly has a controlling interest.



   7.9.     TRADEMARK EXCLUSIVITY BUY OUT

            In the event Company exercises its rights either under Subsections
      7.7.1. or 7.7.2. or the Agreement naturally expires without Subsections 7.7.1., 7.7.2. or 7.7.3. being invoked (or the Agreement terminates as a result of Webhelp's material breach of this Agreement), either party ("the Proposer") may propose in writing, a valuation in US dollars of the other party's ("the Offeree") co-right to use the Trademark (and related registrations such as the domain name) in the French territory ("Use Rights"). Upon receipt of such proposed valuation, the Offeree shall have the option and the obligation to elect either to sell its Use Rights to the Trademark to the Proposer or to purchase the Proposer's Use Rights at the proposed valuation. Notwithstanding the foregoing, in the case where Webhelp purchases the Use Rights, Company's co-ownership interest shall also be transferred to Webhelp such that Webhelp owns 100% of the Trademark (and domain name) in the Territory of France. The following conditions shall apply to the co-ownership of the Trademark if this
      Section 7.9. is invoked based upon the foregoing:

      7.9.5. In the event that Company purchases Webhelp's Use Rights, it agrees (i) to use the Trademark only for the Approved Business Service; and (ii) to abide by subsection 5.2.2. relating to Webhelp's right to approve the representation of the Trademark. In the event Company breaches this Subsection 7.9.1., Company's 50% ownership in the Trademark for the territory of France shall be transferred to Webhelp and Company shall no longer have the right to use the Trademark in the French territory;

      7.9.6. Webhelp currently has filed a Community Trade Mark ("CTM") application and agrees that in the event Company purchases the Use Rights, Webhelp will not enforce its CTM rights for the French territory;

      7.9.7. Notwithstanding anything to the contrary stated herein, in the event of bankruptcy of Webhelp in the case where Company has purchased the Use Rights, Webhelp's co-ownership interest in the Trademark for the territory of France shall be automatically transferred to the other party. In the event that at any time either during this agreement or after, Company goes bankrupt, its 50% ownership interest shall be transferred to Webhelp;

      7.9.8. In the event that Webhelp purchases the Use Rights to the Trademark, Company agrees to execute all documents required to transfer the domain name for the territory of France which utilizes the Trademark (e.g. currently Webhelp.fr).

      7.9.9.  In the event Company has obtained a Technology Transfer under section 7.7.1 and if Webhelp acquires Company's 50% interest in the Trademark, the parties expressly agree that Company shall be granted a call option by Webhelp on Webhelp's Company shares. Company shall notify Webhelp of its intent to proceed with the exercise of the call option within 21 business days from the date of such acquisition. Company shall then have 3 months from the date of notification to effectively exercise such right.

Notwithstanding the foregoing, in the event that Subsection 7.7.1. is invoked by Company, Company must be the Proposer at the time of such transfer unless otherwise agreed by the parties. In all other cases, either party may be the Proposer. This Section 7.9. shall not be applicable upon termination of the Agreement based upon a Termination Event as set out in Section 7.2. where such Termination Event relates to acts or omissions concerning the Company.

7.10. In the event that Webhelp is no longer a shareholder in the Company as a result of the exercise of the "drag along rights" pursuant to Section 6.12. of the Shareholders Agreement, Webhelp shall be entitled to terminate this Agreement within 90 days of the transfer of its shares in the Company and no rights under this Agreement shall flow to such transferee upon termination.


                                   ARTICLE 8.
                                 CONFIDENTIALITY

8.1.  OBLIGATION TO KEEP CONFIDENTIAL

      The Company acknowledges that the Materials, this Agreement and the Services Agreement constitute valuable confidential information (the "Confidential Information") of Webhelp. The Company therefore, shall, in respect of the Confidential Information:

      8.1.1. take reasonable steps (including those steps that it takes to protect its own information that it regards as confidential) to keep the Confidential Information confidential;

      8.1.2. not disclose or otherwise make available the Confidential Information to any third party except to such directors, officers, employees and agents of the Company who have a need to have access to the Confidential Information for the purposes set forth in Section 2.1; and

      8.1.3. issue written instructions to the Company's directors, officers, employees and agents requiring them to comply with its obligations referred to in this Section 8.1 and to use the Confidential Information only in connection with the Software. Any failure on the part of any of them to comply with such written instructions shall be deemed to be a breach of this Article by the Company.

      8.1.4. notwithstanding the foregoing, Company is authorized to disclose the Confidential Information to professional advisers, subject to the execution of the non disclosure agreement (attached hereto) where such professional advisers are not under a professional duty of confidentiality.

8.2.  PERMITTED DISCLOSURE

      This Section shall not apply to Confidential Information that:

      8.2.1. is in the public domain other than as a consequence of a breach of the obligations contained in this Agreement to maintain the confidentiality of such Confidential Information;

      8.2.2. is known by the Company prior to its disclosure by Webhelp or is independently developed by the Company without breach of the obligations contained in this Agreement; or

      8.2.3. has been received by the Company from a third party who is not subject to obligations similar to the obligations contained in this Agreement.

8.3.  UNAUTHORIZED DISCLOSURE

      The Company shall notify Webhelp of the existence of any unauthorized possession or use of Webhelp's Confidential Information promptly after discovering any unauthorized disclosure, possession, or use of such Confidential Information by any Person, and of the circumstances surrounding such unauthorized disclosure, possession or use. The Company shall co-operate with Webhelp, at Webhelp's expense, unless the Company was at fault for the unauthorized disclosure, to stop such unauthorized disclosure, possession or use.

8.4.  COURT ORDERS

      In the event that any of the Company or any other Person to whom the Confidential Information is provided as permitted by this Agreement receives notice indicating that it may or shall be legally compelled to disclose any of the Confidential Information, it shall provide Webhelp with prompt notice so that Webhelp may, at its sole option, discretion and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement within the time specified in the order or legal notice, failing which Company may disclose such Confidential Information.

8.5.  INJUNCTIVE RELIEF

      The foregoing agreements and covenants set forth in this Article shall be construed as being an agreement independent of any other provisions in this Agreement. The Company acknowledges that its failure to comply with the provisions of this Article shall cause irreparable harm to Webhelp which cannot be adequately compensated for in damages, and accordingly acknowledges that Webhelp shall be entitled, in addition to any other remedies available to it, to interlocutory and permanent injunction relief to restrain any anticipated, present or continuing breach of this Article 8.

      Notwithstanding the foregoing, Company may disclose Confidential Information necessary to establish a claim in any proceeding against Webhelp.

8.6.  RETURN OF CONFIDENTIAL INFORMATION

      Upon the expiration or earlier termination of this Agreement, the Company shall promptly return to Webhelp all documents and other material containing Confidential Information of Webhelp.


                                   ARTICLE 9.
                  WARRANTY, LIMITATION OF LIABILITY, INDEMNITY

9.1.  DEFECTIVE MEDIA

      The Company's sole remedy for defective media embodying the Materials is timely replacement by Webhelp of the defective media.

9.2.  WARRANTIES

      THE MATERIALS AND ACCESS TO THE SERVICE PLATFORM ARE PROVIDED TO THE COMPANY WILL SUBSTANTIALLY CONFORM TO TECHNICAL AND FUNCTIONAL DESCRIPTION ATTACHED AS SCHEDULES TO THIS AGREEMENT OR TO THE SERVICES AGREEMENT SUBJECT TO MODIFICATION AND UPGRADES MADE FROM TIME TO TIME TO IMPROVE THE SERVICE PLATFORM OR EXPAND ITS CAPABILITY.

9.3.  CUMULATIVE LIABILITY

      Notwithstanding anything to the contrary in this Agreement or any statute or rule of law to the contrary, subject to Section 9.5, either party's cumulative liability for all claims arising out of or in connection with this Agreement, the Services Agreement and any Schedules attached hereto or thereto, whether directly or indirectly, including, without limitation, from or in connection with the Agreement, use or improper functioning of the Software or the Service Platform or the provision of Software Support, or claims related to the Trademark, shall not exceed the total cash fees paid by the Company pursuant to Article 5 to this Agreement and the Service Agreement from the date of signature of this Agreement.

9.4.  NO LIABILITY FOR INDIRECT DAMAGES

      WEBHELP SHALL NOT BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES OF THE COMPANY OR OF ANY THIRD PARTY CLAIMS AGAINST THE COMPANY, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE, OR FAILURE TO REALIZE EXPECTED SAVINGS, HOWEVER DERIVED.

9.5.  INDEMNITY IN RESPECT OF THIRD PARTY CLAIMS

      The Company shall indemnify Webhelp and hold Webhelp harmless for and against any and all claims which a third party may assert against Webhelp by reason of or as a consequence of the use of the Materials or the Service Platform by the Company. Webhelp shall indemnify Company and hold Company harmless for and against any and all claims which a third party may assert against Company by reason of or as a consequence of Webhelp's provision of services using the Materials of the Service Platform.

9.6.  APPLICATION

      This Article applies regardless of the basis on which the Company is entitled to claim, including but not limited to contract or tort, even if the damages are caused by breach of contract (including, without limitation, fundamental breach), or by the negligence, gross negligence, negligent misrepresentation or other fault of Webhelp, and even if Webhelp has been advised of the possibility of these damages.


                                   ARTICLE 10.
            INTELLECTUAL PROPERTY AND PROPRIETARY RIGHT INFRINGEMENT

10.1. INDEMNITY IN RESPECT OF PROPRIETARY RIGHT INFRINGEMENT

      Webhelp shall indemnify the Company and save the Company harmless for and against any and all costs, losses, damages, liability, claims and demands incurred by or made against the Company up to the time any such claim is settled or adjudicated, alleging that the use of the Materials and of the Trademark (including registration of the Trademark in France) (other than any Content incorporated therein) by the Company in accordance with the terms of this Agreement infringes or otherwise breaches the copyright, trade secret, or other intellectual property including Trademark, other than patent rights, of any third party; provided that the Company gives Webhelp prompt notice of, and reasonable assistance in defending, any claim to which this Article applies, and provided further that Webhelp or a third party designated by Webhelp shall have sole authority to defend and contest or settle any claim to which this Article applies. Webhelp shall be responsible for all legal costs associated with such defense.

10.2. INDEMNITY IN RESPECT OF PATENT RIGHT INFRINGEMENT

      Webhelp shall have no liability under this Article for, and the Company shall indemnify and save Webhelp harmless for and against any and all costs, losses, damages, legal costs and expenses, liability, claims and demands incurred by or made against Webhelp in connection with, any claim described in
Section 10.1 and any claim for breach of patent rights which is based upon the use of the Materials by the Company:

      10.2.1. in connection with any other hardware, software or services not provided by Webhelp, or

      10.2.2. in any manner which is not authorized by this Agreement.

10.3. REMEDIES

      If any of the Materials or intellectual property rights subject of this Agreement becomes, or in Webhelp's judgement is likely to become, the subject of a claim that infringes a proprietary right or if Webhelp settles a claim of infringement, Webhelp may, at its sole option, discretion and expense:

      10.3.1. obtain for the Company the right to continue using any of same;
      or

      10.3.2. replace, or modify any of same to make them non-infringing so long as the replacement or modification is of equal quality and performs to the same or better level of performance as the Materials and intellectual property rights or in the case of the Trademark to adopt a non-confusing /infringing trademark.

10.4. ENTIRE LIABILITY AND REMEDY

      Articles 9 and 10 state the entire liability of Webhelp and the exclusive remedy of the Company with respect to any claim of infringement, including patent, copyright, trade secret infringement or Trademark.


                                   ARTICLE 11.
                                   ASSIGNMENT

11.1. ASSIGNMENT BY COMPANY

      The Company may not sub-License (other than in accordance with this Agreement), assign, pledge, grant a security interest in or otherwise transfer this Agreement or any of its rights or obligations under this Agreement, to any Person. Any attempt or any purported act or attempted act to do any of the things prohibited by this Article shall be null and void.

11.2. ASSIGNMENT BY WEBHELP

      This Agreement may be assigned by Webhelp.

11.3. AGREEMENT BINDING ON SUCCESSORS AND ASSIGNS

      This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.


                                   ARTICLE 12.
                         REPRESENTATIONS AND WARRANTIES

12.1. REPRESENTATION AND WARRANTY BY WEBHELP

      Webhelp represents and warrants to the Company that, to its knowledge, the Materials (other than any Content incorporated therein) do not infringe any patent, copyright, or any other proprietary right in respect of the Materials (other than any Content incorporated therein).

                                   ARTICLE 13.
                              TERMS AND CONDITIONS

13.1. COMPLIANCE BY COMPANY

      The directors, officers, employees and agents of the Company shall observe and comply with this Agreement, and any material breach of this Agreement uncured within a period of 10 working days after notice of the breach shall be deemed to be a breach by the Company.


                                   ARTICLE 14.
                                  FORCE MAJEURE

14.1. DELAY CAUSED BY FORCE MAJEURE

      If, by reason of Force Majeure, either party hereto (the "Frustrated Party") is delayed or unable, in whole or in part, to perform or comply with any obligation or condition of this Agreement (other than an obligation to pay), then it shall be relieved of liability and shall suffer no prejudice for failing to perform or comply or for delaying such performance or compliance during the continuance and to the extent of the inability so caused from and after the happening of the event of Force Majeure, provided that it gives to the other party prompt notice of such inability as soon as practicable and reasonably full particulars of the cause thereof. If notice is not promptly given, taking into account the effects of the event of Force Majeure, then the Frustrated Party shall only be relieved from performance or compliance from and after the giving of such notice. The Frustrated Party shall use reasonable commercial efforts to remedy the situation and remove, so far as possible with reasonable dispatch, the cause of its inability to perform or comply, provided, however, that settlement of strikes, lockouts and other industrial disputes shall be within the discretion of the Frustrated Party. The Frustrated Party shall give prompt notice of the cessation of Force Majeure.


                                   ARTICLE 15.
                                     GENERAL

15.1. SUBMISSION TO JURISDICTION

      Each of Company and Webhelp agrees that any suit, action or proceeding arising out of or relating to this Agreement against it or any of its assets may be brought in any court of the State of New York or the United States sitting in New York, New York and each of Company and Webhelp hereby irrevocably and unconditionally attorns and submits to the jurisdiction of such courts over the subject matter of any such suit, action or proceeding. Each of Company and Webhelp irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such suit, action or proceeding in any such court including, without limitation, any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter.

      Each of Company and Webhelp agrees that any judgment or order in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it and consents to any such judgment or order being recognized and enforced in the courts of its jurisdiction of incorporation or any other courts, by registration or homologation of such judgment or order, by a suit, action or proceeding upon such judgment or order, or any other means available for enforcement of judgments or orders, at the option of Webhelp or Company, provided that service of any required process is effected upon it in the manner specified in Section 15.5 or as otherwise permitted by law. Nothing in this Section shall restrict the bringing of any such suit, action or proceeding in the courts of any other jurisdiction.

15.2. PUBLIC NOTICES

      No press release or other announcement concerning the transaction contemplated by this Agreement shall be made by either of the parties, without the prior written consent of the other party (such consent not to be unreasonably withheld) provided, however, that either party may, without consent, make such disclosure if the same is required by any stock exchange on which any of the securities of that party or any of its affiliates are listed or by any securities commission or the Nasdaq Stock Market or other similar regulatory authority having jurisdiction over that party or any of its affiliates, and if such disclosure is required the party making such disclosure shall use reasonable efforts to give prior oral or written notice to the other, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure.

15.3. EXPENSES

      Each of Webhelp and Company shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by it, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the transaction contemplated hereby.

15.4. AMENDMENT OR MODIFICATION, WAIVER

      No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by each party hereto. Except as otherwise specifically provided in this Agreement, no waiver by any party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

15.5. NOTICES

      All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given,
(ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission,

      (iii) on the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or (iv) on the fifth day after mailing, if mailed by registered or certified mail, postage prepaid, properly addressed and return-receipt requested, in all cases to the parties as follows:

      If to the Company:

      If to Webhelp:

      One Dundas Street West
      Suite 2500
      Toronto, Ontario  M5G 1Z3
      Canada
      Attention: Kerry Adler
      Telecopier: (416) 204-1939

      With a copy to:

      John D. Burton
      Webhelp.com Inc.
      237 Park Avenue
      20th Floor
      New York, New York  10017
      U.S.A.
      Telecopier:  (646) 349-2065


      Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

15.6. ENTIRE AGREEMENT

      This Agreement and the Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement and the Agreement supersede all prior understandings, negotiations and agreements between the parties with respect to the subject matter hereof. In case of contradiction between the terms contained in the Agreement, the Services Agreement, and the schedules attached thereto, construction of such terms shall be made with reference to the commercially reasonable intent of the parties acting in perfect good faith.

15.7. SEVERABILITY

    If any provision herein contained shall be held to be illegal or unenforceable, such holding shall not affect the validity or enforceability of the other provisions of this Agreement.

15.8. GOVERNING LAW

      This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within that State, without reference to any conflict of laws principles that would apply the laws of any other jurisdiction.

15.9. BINDING EFFECT

      This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, and their respective successors and permitted assigns.

15.10. COUNTERPARTS

      This Agreement may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

15.11. INTENTIONS OF THE PARTIES

      The parties hereto intend, in good faith, that this Agreement and the transactions contemplated hereby be conducted in such a manner so as to comply with all applicable laws, rules and regulations governing the services contemplated hereby.

15.12. COOPERATION

      The parties agree to cooperate in perfect good faith during the course of the performance of this Agreement and will cooperate closely with regard to technical modifications and evolutions. In addition, the parties will use their best efforts to have the other party benefit from negotiated terms and conditions with third party vendors or service providers.

15.13.  AUDIT

      Company shall have the right to audit Webhelp's documents and/or facilities in order to:

(i)   ensure compliance with applicable data protection rules;

(ii) verify the actual cost to Webhelp for specific development services ordered by Company under this Agreement;

(iii) verify third party invoices to Webhelp on Company's per use charges;



Such audit shall be performed at Company's expense and shall occur only twice a year.

15.14. TESTING AND RELEASE PROCEDURE

      The parties agree to have the French site and Webcenter tested upon completion by Webhelp of the services to be performed for the set up of the French Site. Such tests shall include:

      (i) an initial test of the French site and first Webcenter to the effect of showing the functioning of the entire chain including the French site, the Services Platform, and the Webcenter; at the end of such initial test the parties will sign an initial tests certificate stating errors, technical difficulties or any other reservations which Webhelp and Company agree to use best efforts to cure within a commercially reasonable period of time; a second initial test shall be performed when such reservations have been cured;

      (ii) upon completion of the initial test procedure as aforedescribed, Company will conduct online testing over a two week period and shall sign and remit to Webhelp a release certificate upon successful completion of such testing; any reservations resulting from such online testing shall be cured by Webhelp and Company within a commercially reasonable period of time.



      No operational use of the French site or of the Webcenter shall constitute tacit release of same and only upon completion of such testing procedure, shall the French site be considered having been launched.

                                      * * *

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.



                                          WEBHELP.COM INC.







                                          By  ____________________________
                                              Name:
                                              Title:


                                          WEBHELP S.A.





                                          By  _____________________________
                                              Name:
                                              Title:

                                                                    SCHEDULE IV




MARKETING BUDGETS FOR WEBHELP.FR


Webhelp.fr should start its operation in September 2000.

Marketing expenses include
o     On-line and off-line global advertising costs
o     Promotional events
o     Public relation events
o     Direct marketing expenses
o     Spending in any promotional documentation

Marketing expenses have been forecasted taking into account (i) the current and projected number of internet users in France and in French speaking territories
(ii) the ability to serve the demand thanks to adequate webcenters. The objective being to spend enough resources in marketing expenses in order to maximise the webhelp penetration rate on the internet use population without harming the quality of service due to the inability to serve a high level of traffic.

Marketing Budget based on a launch date for the 1st of September

2000 : US $ 590,000     (4 months of operations)
2001 : US $ 2,200,000

                                  SCHEDULE III


                           INTERNET SERVICES AGREEMENT


            INTERNET SERVICES AGREEMENT (this "Agreement") dated as of ______ ___, 2000, between Webhelp.com Inc., a Delaware corporation ("Webhelp"), and
__________, a _______________ (the "Company").

                              W I T N E S S E T H :


            WHEREAS, Webhelp currently maintains a Web site and provides certain real-time human assistance and related services;

            WHEREAS, the Company owns a Web center that to provides outsourced Internet services in the English language; and

            WHEREAS, Webhelp and the Company desire to enter into an agreement whereby the Company shall provide Webhelp with certain services in connection with the Webhelp's business;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.    DEFINITIONS.

      The capitalized terms listed below shall have the following meanings when used in this Agreement and any schedules, attachments, and amendments.

      (a) "Chat Requests" shall mean a Request routed to the Company for resolution in real-time online chat with a Web WizardTM Professional.

      (b) "Confidential Information" means nonpublic information that the party disclosing such information ("Disclosing Party") designates as being confidential or which, under the circumstances surrounding disclosure ought to be treated as confidential. "Confidential Information" includes, without limitation, information relating to Disclosing Party software in use or in development, Disclosing Party's system architecture, Disclosing Party's operations or training, the marketing or promotion of any Disclosing Party product, Disclosing Party's business policies or practices, financial information and projections of Disclosing Party, information received from others that Disclosing Party is obligated to treat as confidential and all of the terms of this Agreement (including but not limited to its existence) and all discussions and negotiations related thereto. Confidential Information disclosed to the party receiving such information ("Receiving Party") by any of Disclosing Party's subsidiaries Disclosing Party or any of their respective employees or agents is covered by this Agreement. Confidential Information shall not include any information that: (i) is or subsequently becomes publicly available without

Receiving Party's breach of any obligation owed Disclosing Party, (ii) became known to Receiving Party prior to Disclosing Party's disclosure of such information to Receiving Party; (iii) became known to Receiving Party from a source other than Disclosing Party other than by the breach of an obligation of confidentiality owed to Disclosing Party; or (iv) is independently developed by Receiving Party without the use of any of the Confidential Information.

      (c) "Confidential Materials" shall mean all tangible materials containing Confidential Information, including without limitation written or printed documents and computer disks or tapes, whether machine or user readable.

      (d) "Customer" shall mean any end-user of Webhelp's services, whether on Webhelp's own Web site, on one of Webhelp's client's Web sites or otherwise.

      (e) "Effective Date" shall mean the date on which this Agreement becomes effective as set forth in the first paragraph of this Agreement.

      (f) "Handled Requests" shall mean total Requests taken by a Web Wizard-TM-Professional, as opposed to requests terminated prior to a Web Wizard-TM-Professional interacting with the Customer, or in the case of e-mail responses, Requests not responded to within 24-hours of the Request.

      (g) "Request" shall mean an online request by a Customer for assistance which is routed to the Company by Webhelp for resolution pursuant to the terms of this Agreement.

      (h) "Services" shall mean the customer support services to be provided by Company under this Agreement.

      (i) "Term" shall mean the duration of this Agreement pursuant to Section
__.

      (j) "Web Wizard-TM- Professional" shall mean any individual, including, but not limited to, employees, agents or independent contractors or employees or agents of independent contractors, of the Company, who has any responsibility for providing any Services in accordance with the terms of this Agreement, including, without limitation, supervisors and other management personnel.

      2.    SERVICES.

      (a) GENERAL. The Company agrees to provide the Services to Webhelp in accordance with the terms and conditions of this Agreement. The Services shall include responding to certain Requests from Customers twenty-four hours per day, seven days per week, as more fully detailed in Schedule I hereto. The Company will be responsible for maintaining all equipment and services necessary to provide the Services including, without limitation, the equipment necessary to handle all Customer Request, including all costs associated therewith.

      (b) PERFORMANCE REQUIREMENTS. The Company shall use best efforts and capable expertise to resolve Customer inquiries; provided that Company shall, at a minimum, follow all policies and procedures set forth in any training materials as described in Section 2(h). In the event that the Company is unable to resolve an inquiry after applying its best efforts and capable expertise, [the Company shall escalate the problem to Webhelp as described in the training materials provided by Webhelp].

      (c) EQUIPMENT. The Company shall provide, at its own expense, all equipment and services necessary to provide the Services including, without limitation, Internet access with an average response time of ___ seconds when used with Webhelp's specified chat application and at least _____ fully equipped Web WizardTM workstations 24 hours a day, seven days a week.

      (d) BACKUP. The Company recognizes the need to provide assistance to Customers in the event of any disruption in service from any cause, including but not limited to incapacitating damage to equipment or facilities required in the performance of the Services, caused by fire, civil disturbance, strikes, acts of nature or similar situations. In the event that a Company's facility that is used for purposes of this Agreement is incapacitated for any reason, the Company will follow the policies and procedures, including, but not limited to, the backup and disaster recovery procedures, set for in Schedule III in order to resume providing Services according to the terms of this Agreement.

      (e) REPORTING. The Company will provide to Webhelp the following information:

            (i) on a [monthly] basis, within ___ days of the end of each [calendar month]:

            o     [OFFERED REQUESTS]
            o     [REQUESTS RESOLVED]
            o     [HANDLED REQUESTS]
            o     [NUMBER OF ABANDONED REQUESTS]

            (ii) on a daily basis, within ___ hours of ____:

            o     all hours worked, broken down by employee



            (iii) from time to time, all information related to the Services that Webhelp informs the Company has been requested by Webhelp's clients; and

            (iv) from time to time, such other information related to the Services as Webhelp shall reasonably request.

      (a) PERSONNEL AND ACCESS. The Company shall be responsible for determining the number of Web Wizard-TM- Professionals to be employed by the Company for the purpose of handling all Company obligations under the Agreement. The Company shall be solely responsible for all compensation of any nature accruing to the Support Professionals for Services performed by the Web Wizard-TM-Professionals. All Web Wizard-TM- Professionals shall be competent in personal computer use and written English. The Company shall provide persons designated by Webhelp with access to all facilities at which Services are performed and Webhelp shall have access to one office at the facility where most of the Services are performed. The Company shall make available its executives and managers to meet at reasonable times with the executives and managers of Webhelp at Webhelp's corporate headquarters;
provided that Webhelp shall
reimburse the Company for all reasonable, documented, out-of-pocket travel, food and lodging expenses incurred by the Company in connection with any such meeting.

      (b) COMPANY-PROVIDED TRAINING. The Company is responsible for implementing training procedures for all Web Wizard-TM- Professionals to ensure that such personnel comply with the requirements of this Agreement.

      (c) WEBHELP PROVIDED TRAINING. Webhelp will provide "train-the-trainer" training at no charge to the Company. Such training will include any scripts, service information, or specific requests by Webhelp for handling requests.
The Company acknowledges and agrees that as a result of Webhelp providing "train-the-trainer" training and materials, Company shall be responsible for internal and ongoing training of the Web Wizard-TM- Professionals after receiving the "train-the-trainer" training and materials. The Company is granted a non-exclusive, personal, non-transferable, non-assignable, royalty-free license to reproduce for the Term such "train-the-trainer" materials for its internal use only, to provide the internal and ongoing training required under the terms of this Agreement. The license grant provided for in this section shall expire upon expiration or termination of this Agreement. Upon expiration or termination of this Agreement, the Company shall, at Webhelp's request, either return to Webhelp or destroy any and all materials provided to the Company by Webhelp under this Agreement, including all copies thereof.

      (d) MONITORING AND ANALYSES. The Company shall monitor daily, on a random sampling basis across all hours of the day, the services provided hereunder and the Internet communications used in providing such services. In addition, upon Webhelp's request, the Company shall provide Webhelp with analyses and recommendations as to the provision of services hereunder, including, without limitation, the need for multilingual Web Wizard-TM-Professionals or other means of responding to Requests that are not in English and modifications to the Web Wizard-TM- phrases provided by Webhelp pursuant to
Section 2(h).

      3.    COVENANTS OF WEBHELP.

      (a) INCREASES IN STAFFING. Webhelp shall give the Company at least [one week's] advance notice of any required increase in the number of, or hours worked by, Web Wizard-TM- Professionals.

      (b) DECREASES IN STAFFING. Webhelp shall give the Company at least ___ hours advance notice of any required decrease in the number of Web Wizard-TM-Professionals, including, without limitation, due to quality issues.

      (c) SOFTWARE AND TRAINING MATERIALS. Webhelp shall provide or make available to the Company sufficient copies of the application software and training materials in order for the Company to perform the Services in accordance with this Agreement.

      3. FEES. Webhelp shall pay the Company the fees set forth on Schedule II hereto. Payment terms are net ____ days after receipt of an invoice and payment shall be made by wire transfer to an account designated in writing by the Company from time to time. If Webhelp and the Company disagree on the amount indicated as due in an invoice, then Webhelp will pay all undisputed portions of the invoice in accordance with this Section 3 and will provide the Company with written notice of the disputed amount within _____ days of Webhelp's receipt of the applicable invoice and a representative from each of the Company and Webhelp shall meet within _____ days of such written notice and shall negotiate in good faith to resolve such dispute within _____ days. Each of the parties shall be solely responsible for payment of its expenses.

      4.    TERM.

      (a) INITIAL TERM. This Agreement shall commence on the date hereof and shall continue for a period of _____ years (the "Initial Term").

      (b)   RENEWAL.

            (i) If Webhelp is not in material default under the terms of this Agreement, at the end of the Initial Term or any Renewal Term (as defined below), then Webhelp may elect to renew this Agreement for an additional ___ year term ("Renewal Term") with respect to the Company's performance of Services by giving the Company notice in writing not less than ______ days before the date of expiration of the then-current term hereof.

            (ii) Any extension or renewal pursuant to this Section 4 shall be on the same terms and conditions contained in this Agreement save and except that the rates of the fees payable by Webhelp to the Company pursuant to
      Section 3 (the "Service Fees") for any Renewal Term shall be established by mutual agreement of the parties. In the event that the parties have not agreed on the rates of the Service Fees for any Renewal Term when such Renewal Term begins, Service Fee rates agreed to subsequently shall be applied retroactively to all Services performed during such Renewal Term. If, within _____ days of the commencement the Renewal Term, the parties haven't agreed on Service Fee rates for such Renewal Term, the Service Fee rates applicable during the immediately preceding term (i.e., the Initial Term or preceding Renewal Term, as appropriate) shall apply retroactively to all Services performed during the then-current Renewal Term, as applicable, and for the remainder thereof, and either party shall have the right to terminate the Agreement on ______ days prior written notice.

      (c) TERMINATION. In addition, either party may terminate this Agreement as follows:

            (i) In the event that the other party materially breaches any provision of this Agreement (other than Section 7, as to which paragraph
      (ii) below applies), upon ______ days prior written notice which notice shall specify the breach; provided such breach has not been corrected during such ______ day notice period;

            (ii)  The other party is in material breach of Section 7; or

            (iii) The other party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency; or suffers or permits the commencement of any form of insolvency or receivership proceeding; or has any petition under any bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing; or has a trustee or receiver appointed for its business or assets or any part thereof.

      (d) OTHER REMEDIES. All remedies set forth in this Section 5 shall be in addition to and not in lieu of all other remedies available under this Agreement.

      (e) EFFECT OF TERMINATION. In the event of termination or expiration of this Agreement for any reason each Sections ______________ shall survive termination. Neither party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

      3.    INDEMNIFICATION.

      (a) COMPANY GENERAL INDEMNIFICATION. The Company agrees to indemnify, defend, and hold Webhelp, its holding companies, affiliates and successors and their respective officers, directors and employees harmless from and against any and all third party claims, actions, causes of action, demands, costs, liabilities, expenses, and damages (including reasonable attorneys' fees and expenses) arising out of or in connection with: (i) the Company's breach of any provision of this Agreement, including the representations and warranties set forth in Section 7 below; (ii) any reckless or willful act or omission of the Company or its employees and temporary employees, independent contractors or agents in connection with the services provided under this Agreement; or (iii) any obligation or liability to employ or assume the obligations to or liabilities of any Company employee that may arise as a result of the transfer or termination of such Company employees (regular or temporary) or any act or omission of the Company relating to such transfer or termination.

      (b) WEBHELP GENERAL INDEMNIFICATION. Webhelp agrees to indemnify, defend, and hold the Company, its holding companies, affiliates and successors and their respective officers, directors and employees harmless from and against any and all third party claims, actions, causes of action, demands, costs, liabilities, expenses, and damages (including reasonable attorneys' fees and expenses) arising out of or in connection with: (i) Webhelp's breach of any provision of this Agreement, including the representations and warranties set forth in Section 7 below; or (ii) any reckless or willful act or omission of Webhelp or its employees and temporary employees, independent contractors or agents in connection with the services provided under this Agreement.

      (c) INDEMNIFICATION PROCESS. If any action shall be brought against individual or entity indemnified hereunder (the "Claimant") in respect to which indemnity may be sought from the other party (the "Indemnifying Party") pursuant to the provisions of this Section 5, the Claimant shall promptly notify the Indemnifying Party in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein; provided that
(i) the Claimant's failure to give any such notice shall not impair or limit any Claimant's rights hereunder except to the extent that Indemnifying Party is prejudiced thereby and (ii). The Claimant shall cooperate with the Indemnifying Party at the Indemnifying Party's expense in all reasonable respects in connection with the defense of any such action. The Indemnifying Party may upon written notice to the Claimant undertake to conduct all proceedings or negotiations in connection therewith, assume the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel which shall be satisfactory to the Claimant, and payment of all expenses. The Claimant shall have the right to employ separate counsel and participate in the defense. The Indemnifying Party shall reimburse the Claimant upon demand for any payments made or loss suffered by it at any time after the date of tender, based on the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages to which the foregoing relates; provided that no settlement shall be made by the Indemnifying Party without the prior written consent of the Claimant unless such settlement contains a general release of the Claimant by all adverse parties in such action in form and substance reasonably acceptable to the Claimant.

      (d) The indemnification obligations hereunder shall survive any termination of this Agreement notwithstanding any other provision herein to the contrary.

      (e) NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, ARISING OUT OF OR RELATED TO THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION ___ SHALL NOT APPLY TO EITHER PARTY'S ABILITY TO OBTAIN INJUNCTIVE OR OTHER EQUITABLE RELIEF.


      3.    CONFIDENTIAL INFORMATION AND CONFIDENTIAL MATERIALS.

      (a) DISCLOSURE. Receiving Party shall not disclose any Confidential Information to third parties for five (5) years following the date of its disclosure by Disclosing Party to Receiving Party, except to Receiving Party's employees or consultants as provided below. However, Receiving Party may disclose Confidential Information in accordance with judicial or other governmental order, provided Receiving Party shall give Disclosing Party reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent.

      (b) SECURITY. Receiving Party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to keep confidential the Confidential Information. Receiving Party may disclose Confidential Information or Confidential Material only to Receiving Party's employees or consultants on a need-to-know basis. Receiving Party will have executed or shall execute appropriate written agreements with its employees and consultants sufficient to enable it to comply with all the provisions of this Agreement.

      (c) PERMITTED DISCLOSURE AND USE. Confidential Information and Confidential Materials may be disclosed, reproduced, summarized or distributed only in pursuance of Receiving Party's business relationship with Disclosing Party, and only as otherwise provided hereunder.

Receiving Party agrees to segregate all such Confidential Materials from the confidential materials of others in order to prevent commingling. Notwithstanding Section 6(a) above, either party may (x) disclose the terms of this Agreement (including but not limited to its existence) and all discussions and negotiations related thereto (i) to its employees, affiliates and its immediate legal and financial consultants as required in the ordinary course of that party's business, provided that such employees, affiliates and/or legal and/or financial consultants agree in advance of disclosure to treat such terms and conditions confidentially and (ii) as required by law or in any governmental or quasi-governmental (E.G., securities exchange, Nasdaq or National Association of Securities Dealers, Inc.) filing or (y) use the name of the other party in a press release or public announcement(s) relating to the rights and obligations set forth in this Agreement and/or the relationship established by this Agreement; provided that neither party shall issue any such press release or make any public announcement(s) without providing the other party with two business days to review the proposed release or announcement.

      (d) SOFTWARE. Receiving Party may not reverse engineer, de-compile or disassemble any software disclosed to Receiving Party.

      (e) UNAUTHORIZED DISCLOSURE. Receiving Party shall notify Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information and/or Confidential Materials, or any other breach of this Agreement by Receiving Party, and will cooperate with Disclosing Party in every reasonable way to help Disclosing Party regain possession of the Confidential Information and/or Confidential Materials and prevent its further unauthorized use.

      (f) RETURN AND DESTRUCTION. Receiving Party shall return all originals, copies, reproductions and summaries of Confidential Information or Confidential Materials at Disclosing Party's request, or at Disclosing Party's option, certify the destruction thereof.

      (g) EQUITABLE RELIEF. Receiving Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

      (h) OWNERSHIP. All Confidential Information and Confidential Materials are and shall remain the property of Disclosing Party. By disclosing information to Receiving Party, Disclosing Party does not grant any express or implied right to Receiving Party to or under Disclosing Party parents, copyrights, trademarks, or trade secret information.

      (i) EXPORT. Both parties agree that they do not intend nor will they, directly or indirectly, export or re-export (i) any Confidential Information or Confidential Materials, or (ii) any product (or any part thereof), process or service that is the direct product of the Confidential Information or Materials to (A) any country that is subject to U.S. export restrictions (currently including, but not necessarily limited to, Iran, Iraq, Syria, Cuba, North Korea, Libya, the Federal Republic of Yugoslavia (Serbia and Montenegro) and Sudan), or to any national of any such country, wherever located, who intends to transmit or transport the products back to such country; (B) to any end-user who either party knows or has reason to know will utilize them in the design, development or production of nuclear, chemical or biological weapons; or (C) to any end-user who has been prohibited from participating in U.S. export transactions by any federal agency of the U.S. government.

      (j) FEEDBACK. Either party may from time to time provide suggestions, comments or other feedback to the other party with respect to Confidential Information provided originally by the other party (hereinafter "Feedback"). Both parties agree that all Feedback is and shall be entirely voluntary and shall not, absent separate agreement, create any confidentiality obligation for the Receiving Party. However, the Receiving Party shall not disclose the source of any feedback without the providing party's consent. Feedback shall be clearly designated as such and, except as otherwise provided herein, each party shall be free to disclose and use such Feedback as it sees fit, entirely without obligation of any kind to the other party. The foregoing shall not, however, affect either party's obligations hereunder with respect to Confidential Information of the other party.

      (k) CUSTOMER INFORMATION. The Company acknowledges and agrees that the information acquired by the Company in connection with the provision of Services pursuant to this Agreement, including, without limitation, customer and prospect information, sales information (including, without limitation, customer names, addresses and telephone numbers) may not be used by the Company and is the property of Webhelp.

      8. NON-COMPETITION. During the Term and for a period of [one] year thereafter, the Company shall not, without obtaining prior written consent from Webhelp, directly or indirectly (including, without limitation, though its affiliates or any of its or their respective officers, directors or managers), engage in any activity or act in any manner, including but not limited to, as an owner, founder, associate, promoter, partner, joint venture, shareholder (other than as a less than five percent (5%) shareholder of a publicly traded corporation), officer, director, trustee, manager, employer, employee, independent contractor, subcontractor, principal, agent, salesman, broker, representative consultant, advisor, investor or otherwise, as or for any business or entity that is engaged in a business that provides real-time human assistance services using the Internet. The Company acknowledges that monetary damages may not be a sufficient remedy for breach of this Section 8 and that Webhelp shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

      9.    WARRANTIES.

      (a)   The Company warrants that:

            (i) it possesses all necessary authority to enter into this Agreement, and that by so doing it does not violate any other agreements to which it is a party;

            (ii) the Services it will provide shall conform in all material respects with all requirements set forth in this Agreement including, without limitation, those Service requirements set forth in Schedule I; and

            (iii) in providing the Services, the Company, including all Web Wizard-TM- Professionals, shall conform to and comply with all applicable laws and government rules and regulations. The Company assumes all responsibility for providing to the Web Wizard-TM- Professionals any training that may be required to ensure compliance with such laws.

      (b)   Webhelp warrants that:

            (i) it possesses all necessary authority to enter into this Agreement, and that by so doing it does not violate any other agreements to which it is a party; and

            (ii) all phrases and product descriptions supplied by Webhelp to the Company shall be accurate and complete.

      (c) THIS SECTION 7 CONTAINS THE ONLY WARRANTIES, EXPRESS OR IMPLIED, MADE BY EITHER PARTY. ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE EXPRESSLY EXCLUDED AND DECLINED. EACH PARTY DISCLAIMS ANY IMPLIED WARRANTIES, PROMISES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND/OR NON-INFRINGEMENT.

      9. INDEPENDENT CONTRACTOR. At all times, the Company shall render and perform its services hereunder as an independent contractor in accordance with its own standards, subject to the Company's compliance with the provisions of this Agreement and with all applicable laws, ordinances and regulations. Webhelp shall not have or exercise any control or direction over the Company in the performance of the Company's services under this Agreement. Under no circumstances shall either party hereto, any of its officers, directors or employees or any other person employed by or associated with such party be deemed to be an employee of the other party. Neither party nor any director, officer, employee, agent or representative of such party shall be entitled to any of the employment-related benefits (including, without limitation, fringe benefits and worker's compensation benefits) afforded by the other party to its employees by virtue of this Agreement.

      10. PAYMENT OF APPLICABLE TAXES. The Company shall be solely responsible for the payment of all applicable federal, state and local income taxes, gross receipt taxes, FICA, unemployment and disability benefits and worker's compensation obligations arising out of or relating to the performance by the Company of services pursuant to this Agreement. It is expressly acknowledged and agreed by the parties hereto that neither party hereto shall withhold or in any way be responsible for the payment of any national, federal, state, provincial or local income or occupational taxes, gross receipt taxes, FICA taxes, unemployment compensation, disability benefits, or worker's compensation contribution, or any other similar payments for or on behalf of the other party hereto or its employees, agents or representatives. Any state or local sales or use taxes now or hereafter imposed on the provision of goods and services to Webhelp by the Company under this Agreement that (A) are owed by Webhelp solely as a result of entering into this Agreement and the payment of the fees hereunder, (B) are required to be collected from Webhelp by the Company under applicable law, and (C) are based solely upon the amounts payable under this Agreement (such taxes the "Collected Taxes"), shall be stated separately as applicable on the Company's invoices and shall be remitted by Webhelp to the Company, and, if and as required, the Company shall remit to Webhelp official tax receipts indicating that such Collected Taxes have been paid by the Company. Webhelp may provide to the Company an exemption certificate acceptable to the relevant taxing authority (including without limitation a resale certificate) in which case the Company shall not collect the taxes covered by such certificate. If taxes are required to be withheld on any amounts otherwise to be paid by Webhelp to the Company, Webhelp will deduct such taxes from the amount otherwise owed and pay them to the appropriate taxing authority. At the Company's written request and expense, Webhelp will cooperate with and assist the Company in obtaining tax certificates or other appropriate documentation evidencing such payment. [TO BE REVIEWED BY INDIAN COUNSEL AND U.S. TAX COUNSEL. ASSUMES THERE ARE NO INDIAN WITHHOLDING OBLIGATIONS.]

      11. RELINQUISHMENT OF RECORDS. Upon the termination of this Agreement, each party hereto shall promptly return to the other party upon request any and all files, data and materials owned by the requesting party and made available to the other party pursuant to this Agreement.

      12. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by each party hereto. Except as otherwise specifically provided in this Agreement, no waiver by any party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

      13. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission,
(iii) on the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or (iv) on the fifth day after mailing, if mailed by registered or certified mail, postage prepaid, properly addressed and return-receipt requested, in all cases to the parties as follows:

      If to the Company:





      If to Webhelp:

      One Dundas Street West
      Suite 2500
      Toronto, Ontario  M5G 1Z3
      Canada

      Attention: Laura Hantho
      Telecopier: (416) 204-1939

      With a copy to:

      John D. Burton
      Webhelp.com Inc.
      237 Park Avenue
      20th Floor
      New York, New York 10017
      U.S.A.
      Telecopier: (646) 349-2065


Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

      14. ENTIRE AGREEMENT. This Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement supersede all prior understandings, negotiations and agreements between the parties with respect to the subject matter hereof.

      15. SEVERABILITY. If any provision herein contained shall be held to be illegal or unenforceable, such holding shall not affect the validity or enforceability of the other provisions of this Agreement.

      16. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within that State, without reference to any conflict of laws principles that would apply the laws of any other jurisdiction.

      17. ASSIGNMENT. This Agreement may not be assigned in whole or in part by either party hereto without the prior written consent of the other, and any attempted assignment in violation of this Section 13 shall be null and void.

      18. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, and their respective successors and permitted assigns.

      19. COUNTERPARTS. This Agreement may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

      20. INTEREST IN OTHER BUSINESSES. Nothing contained herein shall create any right or entitlement in the Company or Webhelp to participate in any other related or unrelated activity conducted by the other party and each party further acknowledges that nothing contained herein shall create any interest, right or entitlement of such party in any present or future operations, activities or facilities owned, managed or otherwise related to the other party hereto or its subsidiaries or affiliates, other than the rights of the parties hereto as expressly provided herein and in the other agreements entered into as of the date hereof between the parties.

      21. INTENTIONS OF THE PARTIES. The parties hereto intend, in good faith, that this Agreement and the transactions contemplated hereby be conducted in such a manner so as to comply with all applicable laws, rules and regulations governing the services contemplated hereby.



                                      * * *

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.



                                          WEBHELP.COM INC.



                                          By  __________________________
                                              Name:
                                              Title:


                                          [               ]


                                          By  __________________________
                                              Name:
                                              Title: